CUSTOMER:	THE CUSHING RENAISSANCE FUND

Dated as of:	, 20

Merrill Lynch International

Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower, 1 Bryant Park, 5th Floor, New York, NY 10036

Bank of America, N.A.

100 North Tryon Street, Charlotte, NC 28202

Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ

Please be advised that the Customer may obtain information about the Securities Investor Protection Corp. (SIPC), including the SIPC Brochure via SIPC’s website http://www.sipc.org or by contacting SIPC at (202) 371-8300.

Arranging Loan Agreement

This Arranging Loan Agreement (“Agreement”) is made the      day of          20

AMONG:

MERRILL LYNCH INTERNATIONAL, a company incorporated in England with unlimited liability with a registered office at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ (“MLI”);

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware Corporation (“MLPF&S”);

BANK OF AMERICA, N.A. (“BANA”); and

THE CUSHING RENAISSANCE FUND, a Delaware Statutory Trust (the “Customer”).

WHEREAS:

The Customer has entered into a prime brokerage relationship with MERRILL LYNCH PROFESSIONAL CLEARING CORP. (“MLPro”) under a Prime Brokerage Account Agreement dated on or about the date hereof (the “PB Agreement”) whereby MLPro may open and maintain one or more accounts for margin, execution, clearance, settlement, or other products or services; and

The Customer may wish to borrow money from BANA and/or MLI, and/or non-U.S. securities from MLI, and/or U.S. securities from MLPF&S, from time to time.

NOW IT IS HEREBY AGREED as follows:

1.	THE ACCOUNTS

1.1	MLI, MLPF&S and BANA shall each be authorized to open accounts on their respective books and records for the purposes of recording Collateral (as defined in the PB Agreement) received by such entity in connection with any Loan (as defined in Section 3 below) made hereunder. For the purposes of this Agreement, each account opened by MLI shall be referred to as “MLI Account”, each account opened by MLPF&S shall be referred to as “MLPF&S Account” and each account opened by BANA shall be referred to as “BANA Account.”

2.	THE PB AGREEMENT

2.1	All capitalized terms used but not defined herein shall have the meanings set forth in the PB Agreement. For the avoidance of doubt, this Agreement is a “Contract”, and any account opened hereunder is an “Account”, each term as defined in the PB Agreement.

2.2	The Customer specifically acknowledges that MLI, MLPF&S and BANA are entitled to the rights and remedies accorded to the BofAML Entities under the PB Agreement. The Customer further specifically acknowledges that MLI, MLPF&S and BANA are pledgees under the PB Agreement.

2.3	To the extent that MLPro performs any obligations under this Agreement, the Customer agrees that MLPro is acting solely as agent for MLI, MLPF&S and/or BANA and that MLPro is not assuming any principal obligations to the Customer.

2.4	Upon entering into this Agreement, MLI, MLPF&S and BANA shall each be deemed to have entered into an agreement with the Customer identical to the PB Agreement with the exceptions set forth below, and such modified agreements shall be part of this Agreement:

2.4.1	With respect to the deemed agreement between MLI and the Customer, the term “Prime Broker” as used in the PB Agreement is substituted with “MLI”, and “Prime Broker Account”, as used in the PB Agreement, other than in Sections 17 (“Adviser”) thereof, with “MLI Account”;

2.4.2	With respect to the deemed agreement between MLPF&S and the Customer, the term “the Prime Broker” as used in the PB Agreement is substituted with “MLPF&S”, and “Prime Broker Account”, as used in the PB Agreement, other than in Sections 17 (“Adviser”) thereof, with “MLPF&S Account”;

2.4.3	With respect to the deemed agreement between BANA and the Customer, the term “the Prime Broker” as used in the PB Agreement is substituted with “BANA”, and “Prime Broker Account”, as used in the PB Agreement, other than in Sections 17 (“Adviser”) thereof, with “BANA Account”;

2.4.4	MLI, MLPF&S and BANA shall not act as Prime Broker, and the introduction, Section 6(A) (“Custody”), and the Prime Brokerage Annex of the PB Agreement shall not apply, except that terms defined therein shall continue to have the meanings specified therein; and

2.4.5	Section 13(B) of the PB Agreement shall not apply. Each of MLI, MLPF&S and BANA may assign all or part of its rights and/or obligations under this Agreement in its discretion. The Customer may not assign any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

3.	EXTENSIONS OF CREDIT

Each of BANA (acting through its US office and/or one or more of its branches) and MLI may make one or more cash loans (“Cash Loans”) to the Customer in connection with the Customer’s purchase of securities, and each of MLI and MLPF&S may make one or more loans of securities (“Securities Loans”, and together with Cash Loans, “Loans”) to the Customer in connection with the Customer’s securities transactions, including short selling, in each case, in the relevant BofAML Entity’s absolute discretion exercised from time to time and subject to the terms of this Agreement and any other conditions it may prescribe. MLI, MLPF&S and BANA shall have no commitment to make or keep outstanding any Loan hereunder, and may terminate or close out any Loan at any time. Customer acknowledges that in making any Loan to Customer, MLI, MLPF&S or BANA is acting as principal and not as agent.

4.	MARGIN

As margin for the Loans, Customer shall deliver securities, cash and other investment property and assets of such types, in such amounts and at such times as MLI, MLPF&S and BANA shall from time to time require.

5.	INTEREST AND SECURITIES LOAN FEES

5.1	Interest in respect of Cash Loans shall be calculated for each day of each month as follows: (a) the aggregate amount of all Cash Loans in the relevant currency outstanding on that day; multiplied by (b) the applicable interest rate per annum notified to the Customer by BANA or MLI from time to time; divided by (c) 360, 365 or 366 (as determined by BANA and/or MLI with reference to the base year which is customarily used for calculating interest in relation to that currency). The aggregate accrued interest on the Cash Loans shall be payable monthly (on the first Business Day of each month) in arrears and BANA and/or MLI will be entitled to debit the Customer’s Account(s) for such accrued interest.

5.2

Except as MLI, MLPF&S and Customer may otherwise agree, fees for each Securities Loan (the “Loan Fees”) shall be determined by MLI or MLPF&S at the time of the transaction and communicated to Customer. Loan Fees shall be computed daily based on the aggregate market value of the securities borrowed by Customer on the day for which such Loan Fees are being computed and will accrue from and including the date on which the securities are transferred to Customer, but excluding, the date on which such securities are returned to MLI and/or MLPF&S. The aggregate Loan Fees on the Securities Loans shall be payable on demand in arrears and MLI and/or MLPF&S will be entitled to debit the Customer’s Account(s) for such accrued fees.

6.	DISTRIBUTIONS ON SECURITIES LOANS

6.1	MLI and/or MLPF&S shall be entitled to receive from Customer all Distributions (as defined below) with respect to securities that are the subject of the Securities Loans to Customer. In the case of any Distribution comprising a payment, the amount payable by the Customer shall be equal to the amount of the relevant Distribution plus an amount equal to the sum of (i) any deductions, withholdings or payments for or on account of Taxes made by the relevant issuer (or on its behalf) in respect of such Distribution and (ii) any other tax credits associated with such Distribution, unless a lesser amount is agreed between the Customer and MLI and/or MLPF&S or an Appropriate Tax Voucher (together with any further amount which may be agreed between the Customer and MLI and/or MLPF&S) is provided in lieu of such deductions, withholding tax credits or payments. Any cash Distributions made in respect of the securities loaned shall be paid by a transfer of cash to MLI and/or MLPF&S by Customer on the date any such Distribution is paid. Non-cash Distributions to which MLI and/or MLPF&S are entitled shall be added to the Securities Loan on the date of the Distribution and shall be considered part of the Securities Loan for all purposes, except that if the Securities Loan has been terminated, Customer shall immediately transfer the non-cash Distribution to MLI and/or MLPF&S.

6.2	For purposes of this Agreement, “Distribution” means with respect to any security, any distribution made in respect of such security, including but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of splitups of such securities and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional securities, (f) any cash or other consideration paid or provided by the issuer of such securities in exchange for any vote, consent or the taking of any similar action in respect of such security (regardless of whether the record date for such vote, consent, or other action falls during the term of the Securities Loan), (g) any payment or other consideration awarded by a court, or resulting from the settlement of a dispute, to holders of record and (h) any other distribution similar or related to items (a) through (g) above. In the event that the holder of a Security is entitled to elect the type of distribution to be received from two or more alternatives, such election shall be made by MLI or MLPF&S, as applicable.

6.3	For purposes of this Agreement “Appropriate Tax Vouchers” means: either such tax vouchers and/or certificates as shall enable the recipient to claim and receive from any relevant tax authority, in respect of Distributions (including for the avoidance of doubt any manufactured payment) relating to particular securities, all and any repayment of Taxes or benefit of tax credit to which MLI or MLPF&S would have been entitled but for the Loan of securities in accordance with this Agreement and/or to which MLI or MLPF&S is entitled in respect of Taxes withheld and accounted for in respect of any manufactured payment; or such tax vouchers and/or certificates as are provided by the Customer which evidence an amount of overseas Taxes deducted which shall enable the recipient to claim and receive from any relevant tax authority all and any repayment of Taxes from HM Revenue and Customs or benefits of tax credit in the jurisdiction of the recipient’s residence.

7.	REPAYMENT AND REDELIVERY OF LOANS

7.1	All Loans shall be outstanding from day to day and repayable or redeliverable in full (together with all interest and fees accrued thereon in United States Dollars, or in the currency or currencies in which they are denominated), on demand, such demand to be effective immediately. All Cash Loans shall be repayable immediately on demand. Upon demand for redelivery of securities subject to a Securities Loan, Customer shall deliver Securities of the same kind and amount loaned under the Securities Loan to MLI or MLPF&S (as appropriate) no later than the close of business on the day that is the standard settlement date that would apply to a purchase or sale of the loaned securities entered into at the time of demand for redelivery (or if such day is not a Business Day, the next succeeding Business Day).

7.2	If, following MLI’s request for delivery of securities subject to a Securities Loan under Section 7.1, Customer is for any reason unable to return or redeliver such securities on the due date for return or redelivery thereof and such recalled securities are securities listed on the Hong Kong Exchanges and Clearing Limited (the “HK Securities”), Customer’s obligation to return or redeliver the HK Securities shall be replaced by an obligation to pay to MLI an amount in cash equal to the market value of the HK Securities, derived from rates offered by a dealer reasonably chosen by MLI. Any such amount shall be paid or credited to the account designated by MLI by the date the HK Securities would have been required to be delivered.

7.3	All repayments and redeliveries shall be made without setoff except to the extent required by applicable law, free and clear of all withholdings. If the Customer is required to make any deduction or withholding in respect of a Cash Loan, stock lending fees or any other amount, it will pay MLI, MLPF&S, or BANA, or MLPro as MLI’s, MLPF&S’s or BANA’s agent, such additional amounts as may be necessary to ensure that the net amount received by MLI, MLPF&S or BANA is the amount it would have received had no such deduction or withholding been made.

7.4	If MLI, MLPF&S or BANA is required by any court or otherwise to return to the Customer (or any representative thereof) any cash or securities relating to the Loans or any other obligations of the Customer hereunder (the “Secured Lending Obligations”), then the Customer’s obligations hereunder in respect of the pertinent Secured Lending Obligations, to the extent theretofore discharged, shall be reinstated.

8.	TAXES

8.1	Where MLI and/or MLPF&S makes a Securities Loan, Customer hereby undertakes promptly to pay and account for any transfer or similar duties or Taxes chargeable in connection with any Securities Loan effected pursuant to the Agreement, and shall indemnify and keep indemnified MLI and/or MLPF&S against any liability arising as a result of Customer’s failure to do so.

8.2	MLI, MLPF&S and BANA are hereby authorized to withhold Taxes from any payment made or due to the Customer hereunder (including Distributions made on Collateral held by MLI or MLPF&S hereunder) and to remit such Taxes to the relevant taxing authorities to the extent required by applicable law. In the event that MLI, MLPF&S or BANA withholds Taxes pursuant to the previous sentence or receives any Distribution that is net of deductions, withholdings or payments for or on account of Taxes made by the relevant issuer (or on its behalf), MLI, MLPF&S and BANA shall not be obligated to pay Customer any additional amounts in order to compensate the Customer for such deductions, withholdings or payments.

9.	HM REVENUE & CUSTOMS STATUS OF PARTIES

Customer warrants and undertakes to MLI and BANA on a continuing basis that Customer is not resident in the United Kingdom for tax purposes and either is not carrying on a trade in the United Kingdom through a branch or agency in the United Kingdom or, if it is carrying on such a trade, the Securities Loan and delivery of Margin Securities is not entered into in the course of the business of such branch or agency; and the Customer is beneficially entitled to any Distributions relating to Margin Securities that it receives.

10.	UK FINANCIAL SERVICES AUTHORITY’S CLIENT MONEY RULES

10.1	Merrill Lynch International

Customer agrees that any money, including any Minimum Net Equity amounts, received from the Customer and either held directly by MLI or where it is acting as agent for MLPro pursuant to the PB Agreement in effect between the Customer and MLPro, will be treated as Collateral under the PB Agreement and as such will not receive the protections conferred by the UK Financial Services Authority’s Client Money Rules (the “Rules”). Such money held with MLI will not be segregated from MLI’s assets, as would otherwise be required by the Rules. The Customer further agrees that MLI will use such money in the course of its own business and the Customer will therefore rank as a general creditor of MLI in respect of such money.

10.2	Bank of America, N.A., London Branch

Customer acknowledges that BANA, to the extent acting through its London branch or otherwise subject to the jurisdiction of the UK Financial Services Authority, is an approved bank for the purposes of the Rules. The Customer agrees that, as a result, any money received from the Customer and held by BANA, pursuant to the PB Agreement in effect between the Customer and MLPro, will be held by BANA as banker and not as trustee or (as applicable) agent and as such will not receive the protections conferred by the Rules. Such money held with BANA will not be held in accordance with the Rules. The Customer further agrees that, subject to Applicable Law, BANA will use such money in the course of its own business and the Customer will therefore rank as a general creditor of BANA in respect of such money.

11.	USE OF AGENTS

The Parties agree that any of the BofAML Entities may act as agent in respect of any Loans hereunder. The BofAML Entities and any subagents that they may appoint shall have no responsibility or liability to either MLI, MLPF&S, BANA or the Customer arising out of a failure by either MLI, MLPF&S, BANA or the Customer to perform any obligation owed to the other under this Agreement. Accordingly, MLI, MLPF&S, BANA and the Customer agree to proceed solely against each other to collect any amounts owing or due from the other party or to enforce any rights in respect of or pursuant to this Agreement.

12.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

WITHOUT WAIVING ANY RIGHTS GIVEN TO THE CUSTOMER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT CUSTOMER WITH RESPECT TO COLLATERAL HELD BY MLPF&S AND THAT, THEREFORE, THE SECURITIES LOANED TO THE CUSTOMER BY MLPF&S MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF MLPF&S’S OBLIGATIONS IN THE EVENT MLPF&S FAILS TO RETURN THE COLLATERAL.

13.	COUNTERPARTS

This Agreement may be executed in one or more counterparts (including by fax) each of which shall be deemed an original and all of which together shall constitute one agreement.

(Signature page follows)

IN WITNESS WHEREOF this Agreement has been executed on behalf of the parties hereto on the day and year first above written.

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

BANK OF AMERICA, N.A., acting for itself and one or more of its branches

By:
Name:
Title:

THE CUSHING RENAISSANCE FUND

By:
Name:
Title:

Instructions for Federal Reserve Form U-1

In compliance with applicable law and regulation, Bank of America, N.A. requires that Customers sign and return Federal Reserve Form U-1 in connection with the execution of any arranging loan agreement in respect of a loan that will be funded from the United States.

1.	Please review the following pre-filled Form U-1 and contact your documentation manager with any questions.

2.	Please have an authorized signatory for the “Customer” under the arranging loan agreement sign Form U-1 on behalf of the Customer, including the name of the Customer, the title of the signatory, and any intermediate entities on the form.

FR U-1
OMB No. 7100-0115
Approval expires January 31, 2014

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

Statement of Purpose for an Extension of Credit Secured by Margin Stock (Federal Reserve Form U-1)

Bank of America, N.A.
Name of Bank

This form is required by law (15 U.S.C. 78g and 78w; 12 CFR 221).

The Federal Reserve may not conduct or sponsor, and an organization (or a person) is not required to respond to, a collection of information unless it displays a currently valid OMB control number.

Public reporting burden for this collection of information is estimated to average 10 minutes per response, including the time to gather and maintain data in the required form and to review instructions and complete the information collection. Send comments regarding this burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden to: Secretary, Board of Governors of the Federal Reserve System, 20th and C Streets, N.W., Washington, DC 20551; and to the Office of Management and Budget, Paperwork Reduction Project (7100-0019), Washington, DC 20503.

Instructions

1. This form must be completed when a bank extends credit in excess of $100,000 secured directly or indirectly, in whole or in part, by any margin stock.
2. The term "margin stock" is defined in Regulation U (12 CFR 221) and includes, principally: (1) stocks that are registered on a national securities exchange or any over-the-counter security designated for trading in the National Market System; (2) debt securities (bonds) that are convertible into margin stock; and (3) shares of most mutual funds.
3. Please print or type (if space is inadequate, attach separate sheet).

Part I To be completed by borrower(s)

1. What is the amount of the credit being extended? Varies
2. Will any part of this credit be used to purchase or carry margin stock? ☑ Yes ☐ No

If the answer is "no," describe the specific purpose of the credit. ______________________

____

____

____

I (We) have read this form and certify that to the best of my (our) knowledge and belief the information given is true, accurate, and complete, and that the margin stock and any other securities collateralizing this credit are authentic, genuine, unaltered, and not stolen, forged, or counterfeit.

Signed:

____
Borrower's signature Date

____
Print or type name

Signed:

____
Borrower's signature Date

____
Print or type name

This form should not be signed if blank.

A borrower who falsely certifies the purpose of a credit on this form or otherwise willfully or intentionally evades the provisions of Regualtion U will also violate Federal Reserve Regulation X, "Borrowers of Securities Credit."

FR U-1
Page 2 of 2

Part II To be completed by bank only if the purpose of the credit is to purchase or carry margin securities (Part I(2) answered "yes")

1. List the margin stock securing this credit; do not include debt securities convertible into margin stock. The maximum loan value of margin stock is 50 per cent of its current market value under the current Supplement to Regulation U.

No. of shares	Issue	Market price per share	Date and source of valuation (See note below)	Total market value per issue
------	See attached annex	-----	-----	-----

2. List the debt securities convertible into margin stock securing this credit. The maximum loan value of such debt securities is 50 per cent of the current market value under the current Supplement to Regulation U.

Principal amount	Issue	Market price	Date and source of valuation (See note below)	Total market value per issue
-----	See attached annex	-----	-----	-----

3. List other collateral including nonmargin stock securing this credit.

Describe briefly	Market price	Date and source of valuation (See note below)	Good faith loan value
See attached annex	-----	-----	-----

Note: Bank need not complete "Date and source of valuation" if the market value was obtained from regularly published information in a journal of general circulation or an an automated quotation system.

Part III To be signed by a bank officer in all instances.

I am a duly authorized representative of the bank and understand that this credit secured by margin stock may be subject to the credit restrictions of Regulation U. I have read this form and any attachments, and I have accepted the customer's statement in Part I in good faith as required by Regulation U*; and I certify that to the best of my knowledge and belief, all the information given is true, accurate, and complete. I also certify that if any securities that directly secure the credit are not or will not be registered in the name of the borrower or its nominee, I have or will cause to have examined the written consent of the registered owner to pledge such securities. I further certify that any securities that have been or will be physically delivered to the bank in connection with this credit have been or will be examined, that all validation procedures required by bank policy and the Securities Exchange Act of 1934 (section 17(f), as amended) have been or will be performed, and that I am satisfied to the best of my knowledge and belief that such securities are genuine and not stolen or forged and their faces have not been altered.

Signed:

Date ______________________ Bank officer's signature ______________________

Title ______________________ Print or type name ______________________

* To accept the customer's statement in good faith, the duly authorized representative of the creditor must be alert to the circumstances surrounding the credit and, if in possession of any information that would cause a prudent person not to accept the statement without inquiry, must have investigated and be satisfied that the statement is truthful. Among the facts which would require such investigation are receipt of the statement through the mail or from a third party.

This form must be retained by the lender for three years after the credit is extinguished.

ANNEX TO FR U-1

The credit being extended is directly secured by a securities account (the “Account”), which includes all of the securities entitlements credited thereto and all other rights of Borrower in the Account. The securities entitlements credited to the Account consist of margin stock, nonmargin stock, and other assets (the “Portfolio”).

The “maximum loan value” of the Account at least equals the aggregate amount of credit being extended.

This Annex is being used in lieu of the charts on page 2 of the FR U-1 because the Portfolio is dynamic, and the securities entitlements credited to the Account are expected to change on a regular and frequent basis.